Exhibit 99.1

Catcha Investment Corp Receives NYSE Notice Regarding Late Form 10-Q Filing

Singapore – May 31, 2023 – Catcha Investment Corp (“Catcha” or the “Company”) (NYSE American: CHAA), announced today that New York Stock Exchange Regulation, Inc., by letter dated May 23, 2023, notified the Company that it was not in compliance with NYSE American’s continued listing standards because the Company did not timely file its Quarterly Report on Form 10-Q for the quarter March 31, 2023 (the “Quarterly Report”), which was due on May 22, 2023.

In accordance with Section 1007 of the Company Guide, the Company will have six months from the date of the Filing Delinquency (the “Initial Cure Period”), to file the Form 10-Q with the SEC. If the Company fails to file the Form 10-Q during the Initial Cure Period, the Exchange may, in its sole discretion, provide an additional six-month cure period (the “Additional Cure Period”). The Company can regain compliance with the Exchange’s continued listing standards at any time during the Initial Cure Period or Additional Cure Period, as applicable, by filing the Form 10-Q and any subsequent delayed filings with the SEC.

On May 15, 2023, the Company filed a Notification of Late Filing on Form 12b-25 (the “Form 12b-25”), indicating that the filing of its Form 10-Q will be delayed. Although the Company has dedicated significant resources to the completion of finalizing its consolidated financial statements and related disclosures for inclusion in the Form 10-Q, the Company was unable to file the Form 10-Q prior to May 22, 2023, the extension period provided by the 12b-25. Additional time is needed by the Company to complete its review of the financial statements included in the Form 10-Q in order to ensure a complete, accurate Form 10-Q. The Company intends to file the Quarterly Report as soon as practicable and in any event within the above-referenced six-month period.

About Catcha Investment Corp

Catcha Investment Corp is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. While the Company may pursue an acquisition or a business combination target in any business, industry, or geography, it intends to focus its search on a target with operations or prospective operations in the technology, digital media, financial technology, or digital services sectors, which it refers to as the “new economy sectors”, across Asia Pacific, in particular Southeast Asia and Australia.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Catcha Investment Corp

Wai Kit Wong

Chief Financial Officer

kit@catchagroup.com